                                 EXHIBIT 10.11

                               RESEARCH AGREEMENT


     THIS RESEARCH AGREEMENT ("Agreement") is made effective as of November 6, 1998 by and between Photogen, Inc., a Tennessee corporation with offices in Knoxville, Tennessee (hereinafter referred to as "Sponsor"), and The Massachusetts Eye and Ear Infirmary, with offices at 243 Charles St. in Boston, Massachusetts 02114 (hereinafter referred to as "MEEI"). Sponsor and MEEI are collectively referred to as the "Parties."

                                   WITNESSETH:

     WHEREAS, the research project contemplated by this Agreement is of mutual interest and benefit to the Sponsor and MEEI, and will further the instructional, medical, and research objectives of MEEI and the research and development objectives of the Sponsor.

     NOW THEREFORE, in consideration of the mutual covenants contained herein, the Parties hereto agree as follows:

1. THE PROJECT. MEEI agrees to use its best efforts to perform in a timely and expeditious manner the research project entitled "Evaluation of multi-photon excitation (MPE) of Endogenous chemical compounds for the treatment of ocular melanoma" (the "Project"). The Project will be conducted under the direction of Lucy H. Young, M.D., Ph.D. ("Principal Investigator") pursuant to the terms of the protocol dated November 6, 1998 between the Sponsor and MEEI which has been separately delivered and acknowledged by the Parties (the "Protocol"). MEEI shall provide personnel (who, together with the Principal Investigator, are referred to as the "Investigators"), facilities, and resources as required to accomplish the work necessary to complete the Project in accordance with the Protocol. The Project shall be limited to the scope described in the Protocol.

2. TERM. The term of this Agreement and the Project shall be for nine months, from November 6, 1998 through August 6, 1999, or, as extended by mutual written agreement, unless sooner terminated in accordance with the terms hereof.

3. PAYMENT. The total cost to the Sponsor for the Project will not exceed $145,000 for the work described in the Protocol. The cost for subsequent work pursuant to other protocols or consulting, including but not limited to, the design of clinical trials and work with regulatory agencies will be agreed upon by the Parties and covered by a separate agreement. Delays caused by third party actions may alter the following payment schedule as mutually agreed upon in writing by the Parties. Payments during the Project shall be made to MEEI by the Sponsor according to the following schedule:


               AMOUNT          DATE
              $40,000         November 6, 1998
              $40,000         February 6, 1998
              $40,000         May 6, 1998
              $25,000         August 6, 1998




     Checks shall be made payable to:

          Massachusetts Eye and Ear Infirmary

     and shall be mailed to the following address:

          Director, Research Administration
          Massachusetts Eye and Ear Infirmary
          243 Charles Street
          Boston, MA 02114

     All funds provided by Sponsor under this Agreement may be used at the discretion of MEEI in support of the work for the Project. Any changes to the above payment schedule must be agreed to in writing by the Parties.

4. TERMINATION. This Agreement and the Project may be terminated as set forth below, in which case Sponsor's payment obligations will be adjusted through the date of termination:

     a. In the event that either Party defaults in the due performance of its respective obligations under this Agreement, or in the event that any representation or warranty by either Party in this Agreement or in the documentation or data produced through the Project proves to be materially false or misleading, and such default or breach is not cured within thirty (30) days after written notice by the other Party, then the non-defaulting Party may elect to terminate the Project and this Agreement by giving written notice to the defaulting Party, and this Agreement shall terminate upon the defaulting Party's receipt of said notice.

     b. MEEI shall promptly advise Sponsor if for any reason Dr. Young cannot be available as the Principal Investigator. If the Parties cannot agree on a qualified scientist as a replacement, Sponsor may terminate the Project and this Agreement on the 30th (thirtieth) day after delivery of written notice to MEEI.

     c. Notwithstanding anything in this Agreement to the contrary, either Party may terminate this Agreement, with or without cause and without liability, on 90 (ninety) days' prior written notice to the other Party; in which event this Agreement and the Project shall terminate on the 90th (ninetieth) day after delivery of such notice. The payment schedule shall be adjusted to reflect work completed up to the termination date.

     d. The Parties recognize that the results of any particular research project cannot be guaranteed even through the use of MEEI's best efforts. Further, MEEI shall not be held responsible for delays due to third party suppliers. Therefore, it is specifically agreed that the failure of MEEI to achieve specific research results shall not constitute a default or breach of this Agreement. Further, the Parties agree that obligations under Sections 5, 6, 7, 9, 10, 12, 13, 14 and 19 survive any termination of this Agreement or the Project.

5. EQUIPMENT. Title to any equipment purchased or manufactured by MEEI in the course of the research conducted under this Agreement or with the use of funds provided by Sponsor shall vest in MEEI.

6.   PROPRIETARY INFORMATION OF THE PARTIES.

     a. MEEI and Sponsor recognize that the conduct of the Project may require the exchange of proprietary information, identified as such in writing, including Inventions (as defined in Section 13.a below) and other confidential business, technical and scientific information, between the Parties. Accordingly, it is agreed that each receiving Party shall retain in confidence all proprietary information of the other Party and shall not disclose such information to any other person or entity, nor use such information without written permission of the Party owning such information, except in accordance with the terms of this Agreement.

     b. The term "proprietary information" as used herein shall not include any information which the recipient clearly shows by appropriate documentation:

          (1) Was at the time of receipt both lawfully and independently known to the receiving Party, its agents, or employees;


          (2) Without breach of this Agreement by the receiving Party has been published or is otherwise within the public knowledge or is generally known to the public at the time of disclosure;

          (3) Becomes known or available to the receiving Party without restriction from a source other than the disclosing Party, provided that such source has an unqualified right to disclose such information without restriction;

          (4) Becomes a part of the public domain after disclosure without breach of this Agreement by the receiving Party; or

          (5) Is required by law to be disclosed, in which case the receiving Party will give the disclosing Party prompt written notice of the required disclosure. The disclosing Party may, in good faith and at its own expense, contest disclosure or seek confidential treatment and the receiving Party shall cooperate with the disclosing Party in all reasonable respects.

7.   PUBLICATION.

     a. The Project studies may be worthy of written or oral publication in scholarly journals or at meetings. Such presentation or publication shall be jointly authored by the Principal Investigator and Sponsor's scientists in accordance with their respective scientific contributions to the Project, if applicable (otherwise, by the originating person). Prior to publication, each Party will give the other the opportunity to review and comment on any intended public disclosure covering the Project, but in no event shall such publication be permitted without the express written approval of the Party from which the results originated.

     b. In order to give Sponsor an opportunity to protect against loss of confidentiality or patent rights as a result of publication, the Principal Investigator and/or MEEI shall submit copies of drafts of any article, or presentation on the research written by any Investigator resulting from work on this Project to Sponsor for review and comment at least thirty (30) days and in the case of abstracts seven (7) business days prior to the anticipated date of submission for publication or presentation. If Sponsor, in its reasonable judgment, determines that it needs additional time to seek patent protection for the information, then MEEI and the Investigators, as the case may be, agree to defer the submission for publication for an additional period as determined by written advice of Sponsor's patent counsel; provided that MEEI's patent counsel agrees, which agreement shall not be unreasonably withheld. The person seeking to publish the material shall make appropriate changes in such material to reflect the Parties' reasonable comments concerning patent protection and non-disclosure of Trade Secrets (defined below).


8. INDEPENDENT CONTRACTOR. The Parties' relationship to one another in the performance of this Agreement is that of independent contractors. The Parties are not employees or agents of one another. Neither Party shall have the authority to bind or incur liability for the other except as may be expressly authorized in writing.

9.   INDEMNIFICATION.

     a. Sponsor will defend, indemnify, and hold harmless MEEI and its trustees, employees and staff against any and all actions, suits, claims, demands or prosecutions that may be brought or instituted against MEEI and/or its trustees, employees and staff based on or arising out of the manufacture, use, sale or other distribution of any product of Sponsor (or its affiliates or licensees) resulting from the Project, except to the extent any such action, suit, claim, demand or prosecution is based on the negligence or willful misconduct of MEEI and/or its trustees, employees or staff.

     b. MEEI will defend, indemnify and hold harmless Sponsor and its directors, employees and representatives from and against all actions, suits, claims, demands or prosecutions that may be brought or instituted against any of them based on the negligence or willful misconduct of MEEI and/or its trustees, employees or staff.

10 NEGATION OF WARRANTIES BY MEEI. Although MEEI will use its best efforts in connection with the Project as set forth in Section 1 of this Agreement, MEEI makes no warranties, either expressed or implied, as to the result of such research or the merchantability or fitness for a particular purpose of the research or any product arising out of the Project. MEEI shall not be liable for any direct, consequential, or other damages suffered by the Sponsor or others which may result from the use of any product arising out of the Project (except to the extent set forth in Section 9, above).

11. KEY PERSONNEL. Lucy H. Young, M.D., Ph.D., Principal Investigator, is considered to be essential to the Project. Substitutions for or substantial changes in her level effort or participation will not be made without the prior written approval of Sponsor. Each Party will obtain agreements from its employees, independent contractors, consultants and similar persons causing such third parties to be bound by the provisions of Sections 6, 7, 12 and 13 hereof.

12. INTELLECTUAL PROPERTY RIGHTS OF THE PARTIES. Neither Party shall have any claim by virtue of this Agreement or the Project to any right, title or interest in any Invention, Trade Secret or Patent Rights (defined below) or any other intellectual property rights issued to, owned or controlled by the other Party (a) prior to the date hereof, or (b) after the date hereof except a New Invention, Trade Secrets or Patent Rights arising out of the Project and as specifically set forth in Section 13 below.

13.  INVENTIONS AND PATENT RIGHTS.

     a. The term "Invention" means a patentable discovery or invention, including processes, methods, formulas and technologies. The term "Trade Secret" means non-patented trade secrets, know-how, compositions, protocols, processes and techniques, discoveries, machines, ideas, computer programs (including software and data used in all such programs), drawings, specifications and technical information. The term "Patent Rights" means patent applications and patent disclosures related to an Invention, together with all letters patent, reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof.

     b. Inventions, related Patent Rights and Trade Secrets arising directly from work on this Project during the term of this Agreement and for a period of 12 months thereafter shall be owned as follows:

          (1) MEEI will own all such Inventions or Trade Secrets it, the Principal Investigator or any other Investigator independently conceives (a "MEEI Invention") and all related Patent Rights, subject to the license if Sponsor exercises its option described in paragraph 13.f below;

          (2) MEEI and Sponsor will jointly own all such Inventions jointly conceived by MEEI, or the Principal Investigator or any other Investigator together with Sponsor (a "Joint Invention") and all related Patent Rights, subject to the license if Sponsor exercises its option described in paragraph 13.f below; and

          (3) Sponsor will own (A) all Inventions and Trade Secrets Sponsor independently conceives and all related Patent Rights, and (B) all MEEI or Joint Inventions and related Patent Rights, described in the foregoing clauses (1) or (2), as to which MEEI declines to prosecute a patent application in accordance with paragraph (d), below (collectively, a "Sponsor Invention").

          (4) All Trade Secrets, arising from work on this Project, related to a MEEI Invention or a Joint Invention shall be subject to the license if Sponsor exercises its option described in paragraph 13.f below.

     c. With respect to MEEI Inventions and related Trade Secrets, MEEI will cause all Investigators to report such Invention and related Trade Secrets and assign all of their right, title and interest therein to MEEI; with respect to Joint Inventions and related Trade Secrets, the Sponsor will cause its personnel and MEEI will cause each Investigator to report such Invention and related Trade Secrets and assign all of their right, title and interest therein to Sponsor and MEEI jointly; and with respect to Sponsor Inventions and related Trade Secrets, all Investigators shall report such Invention and related Trade Secrets and assign all of their right, title and interest therein (if any) to Sponsor. Sponsor and MEEI shall promptly advise the other in writing of each MEEI Invention or Joint Invention and related Trade Secrets and shall cause their Investigators and personnel, as applicable, to maintain current and reasonably detailed records as to possible MEEI and Joint Inventions and Trade Secrets, which shall be open to inspection by the other Party. The Parties shall discuss for up to 90 days whether patent applications pertaining to such MEEI or Joint Invention should be filed and in which countries. All of the foregoing shall constitute proprietary information subject to Section 6, above.

     d. If either Party determines that patent applications should be filed, patent applications relating to MEEI Inventions shall be filed by MEEI and patent applications relating to Joint Inventions shall be filed as agreed upon by the Parties. If within 90 days after the date on which such an Invention was disclosed by one Party to the other Party, one Party states in writing that it is not interested in filing patent applications on either an MEEI Invention or a Joint Invention or fails to state in writing that it desires to file patent applications (a "declining Party") and the other Party (a "prosecuting Party") is interested in filing such applications, the declining Party, if the Sponsor, shall assign all of its Patent Rights in such Invention to the prosecuting Party and the prosecuting Party shall be free to file and prosecute, all Patent Rights in the Invention in the name of the appropriate inventor, for its own account (including the right to license the same to any third party) and at its own expense. If the declining Party is MEEI, then MEEI agrees to file and prosecute at Sponsor expense, all patent rights in the Invention in the name of the appropriate Inventor for its own account, subject, however, to providing Sponsor with the option to obtain a license as contemplated in Section 13.f below. All prosecution costs pertaining to patent applications covering an MEEI or Joint Invention that are filed by mutual agreement of the Parties or by MEEI when it is the declining Party (including preparation, filing, prosecution, issuance and maintenance costs) shall be borne by Sponsor, and Sponsor shall have the right to select patent counsel.

     e. The Parties agree to cooperate and work together in good faith to effect the provisions of this Section 13. Each Party agrees to take such actions as may be necessary to effect the provisions of this
          Section 13.

     f. As to all Patent Rights relating to a MEEI Invention or a Joint Invention, MEEI hereby grants Sponsor for the twelve (12) months next following the first filing of patent applications in any jurisdiction relating to such Invention the irrevocable first option to obtain a license. Upon exercise of this option, the parties shall negotiate in good faith a license agreement containing terms that are commercially reasonable, such license to include, but not be limited to the following:

          (1) Sponsor shall have a world-wide, exclusive (subject only to paragraph (h) below), royalty-bearing license granting Sponsor the right to use the Invention, to design, make, have made, market lease, offer for sale, sell and/or distribute products embodying or produced through the use of the Invention, itself or through third parties by way of sublicense, and in all other respects to use, sublicense, and commercialize the Invention and any such product under all Patent Rights. Pursuant to such license, Sponsor shall use reasonable efforts to commercialize such products and will be free to design the products, and select pricing and marketing methods in its discretion; but Sponsor makes no representation, warranty or covenant as to whether any such product can be developed, manufactured or sold, or as to the revenues, if any, resulting from sales.

          (2) Sponsor shall pay MEEI a reasonable licensing fee, and a reasonable royalty of an amount not less than $10,000 per year.

          (3) Sponsor will defend all challenges to Patent Rights and MEEI will cooperate with Sponsor in that regard.

          (4) Sponsor may abandon the license at any time by express written notice to MEEI, in which case all rights will revert back to MEEI and all license and royalty obligations on Sponsor shall terminate.

          (5) Product liability indemnification and insurance requirements which are reasonably acceptable to MEEI's liability insurance carrier.

          (6) In addition to the foregoing, any other commercially reasonable terms standard for agreements between universities and industry not inconsistent with the foregoing.

          Sponsor may exercise this option by giving written notice of exercise to MEEI during said twelve-month period. Thereafter, MEEI and Sponsor each agree to negotiate in good faith and to enter into a license agreement incorporating the foregoing terms within six (6) months after notice of exercise. If Sponsor elects not to give written notice of exercise during such 12-month period (but not otherwise), MEEI may grant a license to such Invention and Patent Rights to any other person or entity.

     g. MEEI represents and warrants that MEEI is not now and will not in the future be prohibited or prevented from granting such a license to Sponsor pursuant to the terms of Section 13.f above.

     h. It is understood that MEEI will reserve the right beyond rights described above in Sections 13.a to and including 13.g to use any MEEI Invention or Joint Invention only for research, clinical and educational purposes, and that if federal funding supports the Invention, Sponsor's license will be subject to the rights, conditions and limitations imposed by U.S. law including without limitation the royalty-free non-exclusive license granted to the U.S. government (see 35 USC sec. 202 et. seq. and regulations pertaining thereto). MEEI represents, warrants and agrees with Sponsor that no federal funds will be used to support the Project without providing Sponsor with one hundred twenty (120) days prior written notice.

14. DATA. The original data generated as a result of the Project shall be retained or under the control of MEEI; however, copies shall be provided to Sponsor promptly, and Sponsor may use such data as it deems advisable, including for purposes of publication, presentation to the scientific community, seeking regulatory approvals or for any other purposes. However, this provision shall not be interpreted to restrict MEEI's publication rights under Section 7 of this Agreement. The Principal Investigator shall report to the Sponsor every 90 days on the status and results of the Project. The Principal Investigator shall keep reasonable and customary records of the Project and related data sufficient for Sponsor's regulatory approval activities and shall make such records available to Sponsor on reasonable request.

15. PUBLICITY. Neither Party shall use the name of the other Party or of any Investigator in any advertising or promotional material without the prior written approval of the other Party. The foregoing notwithstanding, (a) MEEI and the Principal Investigator shall acknowledge Sponsor's support of the Project in their respective reports and publications, (b) Sponsor may disclose the existence and describe the terms of, and may file a copy of this Agreement (redacted to the extent Sponsor deems appropriate to ensure confidentiality) as an exhibit to its press releases, reports and governmental filings, including reports and filings with the U.S. Securities and Exchange Commission and relevant foreign government authorities; and (c) Sponsor may make reference to technical publications by the Principal Investigator or his co-authors. Any publicity or governmental filings of this Agreement pursuant to this Section 15 shall describe the relationship of the Parties accurately and appropriately, including the fact that MEEI is affiliated with Harvard Medical School.

16. APPROVALS. MEEI represents and warrants to Sponsor that this Agreement and the Project have been approved by the proper governing authorities of MEEI. Sponsor represents and warrants to MEEI that this Agreement and the Project have been approved by its Board of Directors.

17. MODIFICATION. This Agreement and the Protocol constitute the sole, full, and complete agreement by and between the Parties concerning the subject matter hereof and supersedes and replaces all prior agreements, discussions and representations between the Parties. No amendments of any provision of this Agreement shall be valid unless reduced in writing and signed by the Parties and all waivers must be in writing and signed by the Party against which the waiver is to be enforced.

18. NOTICES AND OTHER COMMUNICATIONS. With the exception of Sponsor's payments under Section 3, all notices and other communications between the Parties in connection with this Agreement shall be in writing and deemed sufficiently given when delivered by messenger or overnight courier providing for receipted delivery, transmitted by fax with confirmation of transmission or sent by prepaid United States mail or other recognized carrier, addressed as follows:

     a.   If to Sponsor:

          John Smolik
          President, CEO
          PHOTOGEN, Inc.
          7327 Oak Ridge highway
          Knoxville, TN 37931
          Fax number:  (423) 769-4013

     b.   If to MEEI:

          F. Curtis Smith, President
          The Massachusetts Eye and Ear Infirmary
          243 Charles Street
          Boston, MA 02114
          Fax number:  617-573-3091

     Either Party may change its address by written notice given to the other Party. It is specifically provided that this notice provision shall not be construed in such a manner as to abrogate the provisions of Section 16 regarding modification of this Agreement.

19. GOVERNING LAW; CHOICE OF FORUM. This Agreement is made and entered into the State of Tennessee and its validity and interpretation and the legal relations of the Parties shall be governed by the internal laws of the State of Tennessee without regard to its provisions on conflict of laws. Each Party submits to the exclusive jurisdiction of any state or federal court sitting in Chicago, Illinois in any action or proceeding relating to this Agreement and each Party agrees that all claims in respect of the action or proceeding may be heard and determined only in any such court. Each of such Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other Party with respect thereto.

THIS AGREEMENT shall not be considered accepted, approved, or otherwise effective until the signature of each Party is affixed in the space provided below.

IN WITNESS WHEREOF, signifying their acceptance of and agreement to be bound by the terms and conditions of this Agreement, the signatures of the Parties are affixed hereto:


PHOTOGEN, INC.                         MASSACHUSETTS EYE
                                       AND EAR INFIRMARY


By:    /s/ John Smolik        By:    /s/ F. Curtis Smith
    ------------------------      ----------------------------
         John Smolik                    F. Curtis Smith
         President, CEO                 President



Date:      11-12-98           Date:           11-5-98
     -----------------------         --------------------------


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